Exhibit 99.1

Vestin Realty Mortgage II, Inc.

Announces Purchase of Shares of Vestin Realty Mortgage I, Inc

Las Vegas - August 2, 2006 - Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) announced today that yesterday, August 1, 2006, it purchased, in the open market, 2,200 shares of Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) at an average price of $5.38 per share as an investment for its reserve funds. Vestin Realty Mortgage II, Inc. also announced that it may, from time to time, purchase additional shares in the open market up to a total of $8.4 million as authorized by its Board of Directors. Vestin Realty Mortgage II, Inc. intends to make such purchases in compliance with the provisions of Rule 10b-18 promulgated under the Securities Exchange Act of 1934.

Mike Shustek, CEO of Vestin Realty Mortgage II, Inc. stated, “We have substantial available cash and our Board of Directors believes that acquiring shares in Vestin Realty Mortgage Inc. is a prudent investment due to its current dividend and its current net book value of $9.14.”

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc.’s mortgage activities have facilitated more than $1.8 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Strategic Growth International, Inc.
Richard E. Cooper
212-838-1444
rcooper@sgi-ir.com

OR

Vestin Realty Mortgage II, Inc.
John Alderfer
702-227-0965